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                                                                    Exhibit 99.9
                             FOR IMMEDIATE RELEASE
Contacts:

              Jeff Rotondo                                Carrie Conn
              L.A. Gear                                   Golin/Harris
              (310) 581-7446                              213/623-4200


            L.A. GEAR ANNOUNCES TERMINATION OF RYKA MERGER AGREEMENT

    SANTA MONICA, Calif. -- April 28, 1995 -- L.A. Gear, Inc. (NYSE:LA) announced today that it has terminated the merger agreement providing for the acquisition of Ryka Inc., a Massachusetts-based marketer of high performance women's athletic shoes, by L.A. Gear.

    Stanley P. Gold, chairman and chief executive officer of L.A. Gear and William L. Benford, president and chief operating officer of L.A. Gear, noted, "In light of Ryka's recently announced financial results for 1994, anticipated financial results for the first and second quarters of 1995, and current financial condition, it would not be in the best interests of L.A. Gear and its shareholders to continue to pursue the acquisition of Ryka."

    Gold and Benford added, "L.A. Gear will continue to seek opportunities to implement its 'L.A. Brands' strategy aimed at expanding L.A. Gear's product lines and distribution channels through the acquisition of other footwear brands and the licensing of key trade names."

    Based in Santa Monica, California, L.A. Gear designs, develops and markets a broad range of quality athletic and lifestyle footwear for adults and children. The company markets its products internationally through wholly-owned subsidiaries, independent distributors and a Far East joint venture.





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